Exhibit 4.2

GENWORTH HOLDINGS, INC.,

as Issuer

GENWORTH FINANCIAL, INC.,

as Guarantor

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 18, 2016

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of March 18, 2016, is by and among GENWORTH HOLDINGS, INC., a Delaware corporation (the “Company”), GENWORTH FINANCIAL, INC., a Delaware corporation (the “Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of November 14, 2006 (the “Base Indenture”), a First Supplemental Indenture dated as of November 14, 2006 (the “First Supplemental Indenture”), each between the Company and the Trustee, and a Second Supplemental Indenture dated as of April 1, 2013 (the “Second Supplemental Indenture”) among the Company, the Guarantor, and the Trustee (the Base Indenture, together with the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities;

WHEREAS, pursuant to the Indenture the Company has issued Fixed-to-Floating Rate Junior Subordinated Notes due 2066 under the Indenture (the “Notes”);

WHEREAS, Section 9.02 of the Base Indenture provides that the Company and the Trustee may, with the consent of the holders of a majority in aggregate principal amount of each series of the Securities at the time outstanding which is affected by such supplemental indenture, enter into an indenture supplemental to the Base Indenture for the purpose of amending the Indenture;

WHEREAS, the Company proposes to amend and supplement the Indenture (the “Proposed Amendments”), with respect to the Notes and has solicited consents to the Proposed Amendments from holders of record as of the close of business on March 3, 2016 of the Notes, upon the terms and subject to the conditions set forth in that certain Consent Solicitation Statement dated March 4, 2016, as the same may be amended, supplemented or modified (the “Consent Solicitation Statement”) and the accompanying Consent Form;

WHEREAS, the Company has received and delivered to the Trustee evidence of the requisite consents to effect the Proposed Amendments under the Indenture with respect to the Notes;

WHEREAS, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that this Third Supplemental Indenture complies with the requirements of Article 9 of the Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture; and

WHEREAS all requirements necessary to make this Third Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Relation to Base Indenture. This Third Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02. Definition of Terms. For all purposes of this Third Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this Third Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa; and

(d) headings are for convenience of reference only and do not affect interpretation.

ARTICLE II

AMENDMENTS

Section 2.01. Amendments to Indenture. Effective and operative as of the times set forth in Section 3.01 of this Third Supplemental Indenture, the Proposed Amendments, as set forth in this Article 2, shall apply to the Notes.

Section 2.02. Definitions.

(a) Section 1.01 of the Indenture is hereby amended by adding a definition of “Life Sale” in the appropriate alphabetical location that reads as follows:

Life Sale:

The term “Life Sale” shall have the meaning specified in Section 8.04(a).

(b) Section 1.01 of the Indenture is hereby amended by adding a definition of “Net Cash Proceeds” in the appropriate alphabetical location that reads as follows:

Net Cash Proceeds:

The term “Net Cash Proceeds” shall mean the aggregate cash proceeds, if and when received, by (i) the Company or (ii) Genworth Financial, Inc., or any of its or the Company’s subsidiaries (to the extent that such aggregate cash proceeds are capable of being freely distributed to the Company through inter-company payments without any regulatory or other legal or organizational restriction) in respect of any Life Sale to any person other than Genworth Financial, Inc. or any of its subsidiaries, net of separation and transaction expenses relating to such Life Sale, including legal, accounting and investment banking or advisor fees, sales or brokerage commissions; third party consent fees; any employee-related expenses incurred as a result thereof; taxes or tax related expenses paid or payable as a result thereof, including any reserves therefor or any obligations payable to third parties or affiliated, regulatory legal entities; any regulatory capital or reserves required to be maintained; any payments of liabilities accelerated or otherwise payable as a result of the transaction and intercompany settlements; any payments in respect of indebtedness secured by such assets; any deduction of appropriate amounts to be provided by the Company as a reserve against liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its subsidiaries after such sale or disposition, including pension and other post-employment benefit liabilities.

Section 2.03. Events of Default. Section 5.01 of the Indenture is hereby amended by adding a paragraph immediately following Section 5.01(5) that reads as follows:

For the avoidance of doubt, none of the bankruptcy, insolvency or other events described in Sections 5.01(3) and 5.01(4), if they occur with respect to Genworth Life Insurance Company, Genworth Insurance Company of New York and/or Brookfield Life and Annuity Insurance Company Limited or any respective property thereof, shall constitute an Event of Default.

Section 2.04. Consolidation, Merger, Sale or Conveyance. Article 8 of the Indenture is hereby amended by adding a new Section 8.04 of the Base Indenture that reads as follows:

Section 8.04. Disposition of U.S. Life Insurance Business Assets. (a) In the event the Company sells, conveys, transfers or otherwise disposes of all or any portion of its long-term care or other life insurance (including annuities) businesses or assets (a “Life Sale”), the Company may elect to conclusively determine that such Life Sale (considered independently of or together with any other Life Sale) does not constitute a sale, conveyance, transfer or disposal of all or substantially all of its assets under Section 8.01, provided the Company shall comply with subsection (b) below.

(b) If the Company elects to rely on subsection (a) above, the following conditions must be satisfied:

(1) prior to, or substantially concurrently with, the completion of the Life Sale, all of Genworth Financial, Inc.’s assets then constituting the U.S. Mortgage Insurance segment shall have been transferred to the Company or any of its subsidiaries; and

(2) within 6 months from the receipt of any Net Cash Proceeds, the Company shall use, or cause to be used, cash in an amount equal to 80% of the Net Cash Proceeds from such Life Sale to reduce outstanding indebtedness of the Company and pay any associated premium, fees, interest and expenses.

(c) For the avoidance of doubt, (i) the Company will be permitted to comply with Section 8.01 without reliance on this Section 8.04 if it satisfies the terms of Section 8.01; and (ii) in the event that a Life Sale is made in reliance on this Section 8.04, the Company will be required to comply with Section 8.01 in connection with any future sale, conveyance, transfer or other disposition other than a Life Sale and without aggregating such Life Sale with such future sale, conveyance, transfer or other disposition, for purposes of measuring compliance therewith.

ARTICLE III

MISCELLANEOUS

Section 3.01. Effectiveness. (a) This Third Supplemental Indenture shall become effective and binding, but not operative on the Company, the Guarantor, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture as of the date hereof.

(b) The Proposed Amendments, as set forth in Article 2 hereof, shall become operative with respect to the Notes at such time that the following conditions (the “Additional Conditions”) are satisfied or otherwise waived by the Company:

(1) the Company, Guarantor and the trustee for the Senior Notes (as defined below) shall have executed one or more supplemental indentures implementing provisions that are substantively identical to the Proposed Amendments, with such ministerial, administrative or non-substantive changes as the Company and such trustee may deem necessary or advisable, with respect to each series of notes (the “Senior Notes”) outstanding as of the date hereof under the indenture dated as of June 15, 2004, between the Company and the The Bank of New York Mellon Trust Company, N.A., as successor trustee, as supplemented from time to time;

(2) there shall not have been instituted or threatened or be pending any action, suit or other proceeding or investigation by any governmental authority or agency or any other person that (x) questions the legality, validity, binding effect, enforceability or effectiveness of the Proposed Amendments or the entering into of this Third Supplemental Indenture in respect of the Notes; (y) seeks to have the Notes paid before maturity or which questions the accuracy or completeness of any of the statements made in the Consent Solicitation Statement or in any of the other documents referred to therein;

or (z) if adversely determined, would make unlawful or invalid, would enjoin the implementation of, or would impose damages as a result of, the implementation of the Proposed Amendments, the entering into of this Third Supplemental Indenture or any other action contemplated by the Consent Solicitation Statement; and

(3) the Trustee shall have received written notice from the Company stating that the Additional Conditions set forth in clauses (1) and (2) of this Section 3.01(b) have been satisfied or otherwise waived by the Company.

(c) Upon becoming operative (and not before), all provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture with respect to the Notes and each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Third Supplemental Indenture with respect to the Notes, unless the context otherwise requires. Upon becoming operative (and not before), the Indenture as amended and supplemented by this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes.

(d) The Company, in its sole discretion, may determine that this Third Supplemental Indenture shall have no effect, shall not become operative, and that the Proposed Amendments shall not constitute a part of the Indenture by providing notice to such effect to the Trustee.

Section 3.02. Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.03. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

Section 3.04. New York Law to Govern. THIS THIRD SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

Section 3.05. Separability. In case any one or more of the provisions contained in this Third Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture or of the Notes, but this Third Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.06. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.07. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from this Third Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, as of the day and year first written above.

GENWORTH HOLDINGS, INC.,

as Issuer

By:	/s/ Kelly L. Groh
	Name:	Kelly L. Groh
	Title:	Executive Vice President and Chief Financial Officer

GENWORTH FINANCIAL, INC.,

as Guarantor

By:	/s/ Kelly L. Groh
	Name:	Kelly L. Groh
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Vice President

[Signature page to Third Supplemental Indenture]